CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INSTIL BIO, INC.

Instil Bio, Inc. (the "***Company***"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "***DGCL***"), does hereby certify that:

FIRST: That the name of this corporation is Instil Bio, Inc. The original Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on August 31, 2018. An Amended and Restated Certificate of Incorporation was filed on March 4, 2019, a Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on May 28, 2020, the Second Amended and Restated Certificate of Incorporation was filed on June 30, 2020, the Third Amended and Restated Certificate of Incorporation was filed on December 29, 2020, a Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was filed on March 12, 2021, and an Amended and Restated Certificate of Incorporation was filed on March 23, 2021.

SECOND: The Board of Directors of the Company (the "***Board***"), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the "***Certificate of Incorporation***") as follows:

> Effective as of 5:00 p.m., Eastern Time, on December 7, 2023 (the "***Effective Time***"), each twenty (20) shares of the Company's Common Stock, par value $0.000001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Company or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the "***Reverse Split***"); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Company of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the closing sales prices of a share of the Company's Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, rounded to the nearest whole cent. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Company or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

THIRD: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board and the stockholders of the Company in accordance with the provisions of Section 242 of the DGCL.

* * * *

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:21 AM 12/07/2023
FILED 08:21 AM 12/07/2023
SR 20234156683 - File Number 7039820

IN WITNESS WHEREOF, Instil Bio, Inc. has caused this Certificate of Amendment to be executed by its Chief Executive Officer as of December 7, 2023.

By: /s/ [signature]

Bronson Crouch
Chief Executive Officer